UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2007 (April 5, 2007)
World Air Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26582	20-2121036

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HLH Building, 101 World Drive, Peachtree City, Georgia		30269

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (770) 632-8322
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-2.1 AGREEMENT AND PLAN OF MERGER
EX-99.1 PRESS RELEASE, DATED APRIL 5, 2007

Item 1.01. Entry into a Material Definitive Agreement.
On April 5, 2007, World Air Holdings, Inc. (“World”), Global Aero Logistics Inc. (“GAL”) and an indirect wholly owned subsidiary of GAL (“Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, Sub will be merged with and into World (the “Merger”), with World continuing after the Merger as the surviving corporation and as an indirect wholly owned subsidiary of GAL.
Under the terms of the Merger Agreement, World’s stockholders will receive $12.50 in cash for each share of World common stock they own. The total consideration for the acquisition of World is estimated at approximately $315 million. GAL intends to finance the transaction with new borrowings and has delivered to World a commitment to provide such financing. The transaction is subject to World stockholder approval, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain regulatory approvals and other customary conditions.
The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances involving a competing proposal, World may be required to pay GAL a termination fee of $9.45 million. World has agreed to reimburse GAL for its out of pocket expenses (up to a maximum of $2 million) if World fails to deliver to GAL, on or before June 30, 2007, audited consolidated financial statements of World for the year ended December 31, 2006 and, if required for completion of GAL’s financing, unaudited financial statements for the quarter ended March 31, 2007 and for any subsequent interim period as may be reasonably required by the financing sources, such financial statements in each case required to be reasonably satisfactory to GAL and its lenders. If the Merger Agreement is terminated in certain circumstances due to a failure of GAL to fund the Merger consideration within 60 days after delivery of such financial statements by World and provided all other conditions to the Merger have been satisfied, GAL may be required to pay World a termination fee of $9.45 million.
The Merger Agreement contains customary representations, warranties and covenants, including covenants relating to obtaining the requisite approval of the stockholders of World, solicitation of competing acquisition proposals and World’s conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger.
The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
Important Additional Information Will Be Filed with the SEC
In connection with the Merger and required stockholder approval, World will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WORLD AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC, at its website at www.sec.gov. In addition, the documents filed by World with the SEC may be obtained free of charge by contacting World at: World Air Holdings, Inc., Attn: Steve Forsyth, HLH Building, 101 World Drive, Peachtree City, Georgia 30269; Telephone: 770-632-8322. World’s filings with the SEC are also available on World’s website at www.worldairholdings.com.
World and its officers and directors may be deemed to be participants in the solicitation of proxies from

World’s stockholders with respect to the Merger. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of World and its respective executive officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.
Item 8.01. Other Events.
On April 5, 2007, World issued a press release announcing that it had entered into a definitive agreement as discussed in Item 1.01 above. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
2.1	Agreement and Plan of Merger, dated April 5, 2007, by and among Global Aero Logistics Inc., Hugo Acquisition Corp. and World Air Holdings, Inc.
99.1	Press release, dated April 5, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD AIR HOLDINGS, INC.
By:	/s/ Mark M. McMillin
Mark M. McMillin
General Counsel & Corporate Secretary

Dated: April 9, 2007

Exhibit Index
2.1	Agreement and Plan of Merger, dated April 5, 2007, by and among Global Aero Logistics Inc., Hugo Acquisition Corp. and World Air Holdings, Inc.
99.1	Press release, dated April 5, 2007.